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                              CONSULTING AGREEMENT


This Consulting Agreement (identified as the "Agreement") is entered into this 1st day of July 1998 and the terms and conditions outlined herein will commence on July 1, 1998 ("Effective Date"), by and between PAN Environmental Corporation, a Delaware corporation (the "Company") and Quality Tax Service, Inc. ("Consultant") (both of whom are sometimes hereinafter referred to collectively as the "Parties" and each individually as a "Party").


                                    RECITALS

The Company is a full SEC reporting public company with its stock trading under the trading symbol "PANE" on the NASD's Electronic Bulletin Board (OTC:BB).

The Company, through its subsidiary, Whitfield Holdings, Ltd. ("Whitfield") is in the business of purchasing and licensing-back race and sports book gaming systems to legally licensed offshore race and sports books.

Subject to the terms and conditions of this Agreement, the Company desires to hire Consultant and Consultant desires to be hired by the Company as its accounting and corporate administration firm.

Both Company and Consultant desire to embody the terms and conditions of Consultant's engagement in a written agreement which will supersede all prior agreements of engagement, whether written or oral.

Now, therefore, in consideration of the mutual covenants, duties, obligations and conditions contained herein, the parties agree as follows:


                              DUTIES OF CONSULTANT

GENERAL: Consultant shall be engaged in such capacities and with the duties customarily associated with such engagement, and shall perform such other duties pertaining to the Company's business as the Company from time to time requests. The base of operations of Consultant shall be at the Consultant's discretion, either at the Company's offices or at Consultant's offices.

SPECIFIC: Consultant agrees to devote a sufficient amount of time and effort to the business and affairs of the Company, to use his best efforts to promote the interests of Company and to faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the assignments that will be mutually agreed upon.

Consultant understands that there are certain aspects of the business that have confidentiality factors. Consultant agrees to respect and abide to protecting these confidentiality factors.



CONSULTING AGREEMENT
PAN / QUALITY TAX
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                               TERM OF ENGAGEMENT

Company hereby engages Consultant and Consultant hereby accepts engagement by Company for a period of two (2) years ("Term") beginning on January 1, 1998. Upon the expiration of the Term, Company and Consultant will have the option to extend and amend this agreement only if both parties mutually agree.


                         COMPENSATION AND OTHER BENEFITS

PAYMENT: As compensation for the services rendered pursuant to this Agreement, Company shall pay to Consultant an annual fee of $14,000 payable on a quarterly basis with stock commencing on January 1, 1998.

Such fee shall be paid in the form of the Company's free-trading common stock based at $1.00 per share pursuant to the Company's upcoming S-8 Offering. The shares will be placed in escrow to be distributed at the beginning of each calendar quarter to Consultant.

Consultant agrees to accept the price risk on the $1.00 per share stock for the 24-month life of this Agreement.


                          TERMINATION OF THIS AGREEMENT

This Agreement shall terminate:

At such time if any, as the Company or Consultant ceases to do business for any reason whatsoever;

Consultant fails to comply with any applicable laws/regulations as outlined in writing by the Company;

At the election of the Company, upon the breach by Consultant of any term or condition of this Agreement. In the event of termination as above, the unearned balance of shares shall be canceled and returned to treasury.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date signed below.


DATED:  July 1, 1998


PAN ENVIRONMENTAL                           QUALITY TAX SERVICE, INC.
CORPORATION


/s/ JERRY CORNWELL
------------------------------              ---------------------------------
Jerry Cornwell, President                   Judy Morton Johnston, President


CONSULTING AGREEMENT
PAN / QUALITY TAX
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